Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of CuriosityStream Inc.’s (which was renamed CuriosityStream Operating Inc. subsequent to September 30, 2020) results of operations and financial condition. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in Risk Factors of the Definitive Proxy Statement on Schedule 14A filed with the SEC on September 22, 2020. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of CuriosityStream.

Overview

CuriosityStream is a media and entertainment company that offers premium video programming across the entire category of factual entertainment, including science, history, society, nature, lifestyle and technology. Our mission is to provide premium factual entertainment that informs, enchants and inspires. We are meeting demand for high-quality factual entertainment via SVoD platforms, as well as via bundled content licenses for SVoD and linear offerings, partner bulk sales, brand partnerships and content sales. We are well-positioned for growth as a digital-native video platform monetizing content across this broad revenue stack. We operate our business as a single operating segment that provides premium streaming content through multiple channels, including the use of various applications, partnerships and affiliate relationships. Our product and service lines and channels through which we generate revenue are described in further detail below.

Our content is available directly through our O&O Service and App Services. Our App Services enable access to CuriosityStream on almost every major consumer device, including streaming media players like Roku, Apple TV and Amazon Fire TV, all major smart TV brands (e.g., LG, Vizio, Samsung, Sony) and gaming consoles like Xbox. In addition, we have affiliate agreement relationships with, and our service is available directly from, major MVPDs that include Comcast, Cox, Dish and NCTC and vMVPDs and digital distributors that include Amazon Prime Video Channels, Roku Channels, Sling TV and YouTube TV.

Our Direct Service is available to any household in the world with a broadband connection for $2.99 per month or $19.99 dollars per year for high definition resolution, or $9.99 per month or $69.99 per year for service in 4K. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee for sales to individuals who subscribe to CuriosityStream via the partners’ respective platforms.

In addition to our Direct and Partner Direct Businesses, we have affiliate relationships with MVPDs, Bundled MVPD Partners to whom we can offer different sets of rights, including 24/7 “linear” channels, our on-demand content library, mobile rights and pricing and packaging flexibility, in exchange for an annual fixed fee or fee per subscriber.

Our Corporate & Education business to date has been comprised primarily of selling subscriptions in bulk to companies and organizations that in turn offer these subscriptions to their employees and members as an employment benefit or “gift of curiosity.” In the future, we hope to enter into multi-year integrated partnerships where we create and distribute content in support of these partners’ CSR and membership initiatives.

By the end of 2020, we expect to launch traditional spot advertising on one or more of our linear television networks. In the future, we hope to develop integrated digital brand partnerships with advertisers (“Sponsorship & Advertising Business”). These sponsorship campaigns would offer companies the chance to be associated with CuriosityStream content in a variety of forms, including short and long form program integration, branded social media promotional videos, broadcast advertising spots, and digital display ads. The impressions accumulated in these multi-faceted campaigns would roll up to verifiable metrics for the clients.

The fifth line of business in our revenue stack is program sales Program Sales Business. We are able to sell to certain media companies a collection of our existing titles in a traditional program sales deal. We are also able to sell selected rights (such as in territories or on platforms that are lower priority for us) to content we create before we even begin production. This latter model reduces risk in our content development decisions and creates program sales revenue.

Key Factors Affecting Results of Operations

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including our ability to efficiently grow our subscriber base and expand our service offerings to maximize subscriber lifetime value. In particular, we believe that the following factors significantly affected our results of operations over the last two fiscal years and are expected to continue to have such significant effects:

Revenues

Currently, the main sources of our revenue are (i) subscriber fees from Direct Business and Direct Subscribers, (ii) license fees from affiliates who receive subscriber fees for CuriosityStream from such affiliates’ subscribers (“Partner Direct Business” and “Partner Direct Subscribers”) and (iii) bundled license fees from distribution affiliates (“Bundled MVPD Business” and “Bundled MVPD Subscribers”). As of September 30, 2020, we had approximately 13 million total paying subscribers, including Direct Subscribers, Partner Direct Subscribers and Bundled MVPD Subscribers.

Since our founding in 2015, we have generated the majority of our revenues from Direct Subscribers in the form of monthly or annual subscription plans. We charge $2.99 per month or $19.99 dollars per year for our Direct Service in high-definition resolution, or $9.99 per month or $69.99 per year for service in 4K. The MVPD, vMVPD and digital distributor partners making up our Partner Direct Business pay us a revenue share or license fee. We recognize subscription revenues ratably during each subscriber’s monthly or yearly subscription period. We record refunds to subscribers as a reduction of revenues or deferred revenues, as appropriate. We pay a fixed percentage distribution fee to our partners for subscribers accessing our platform via App Services to compensate these partners for access to their customer and subscriber bases. Our MVPD, vMVPD and digital distributor partners host and stream our content to their customers via their own platforms, such as set top boxes in the case of most MVPDs. We do not incur billing, streaming or backend costs associated with content distribution through our MVPD, vMVPD and digital distributor partners.

Operating Costs

Our primary operating costs relate to the cost of producing and acquiring our content, the costs of advertising and marketing our service, personnel costs, and distribution fees. As of September 30, 2020, licensed content represented 1,952 titles and original titles represented 919 titles. Producing and co-producing content and commissioned content is generally more costly than content acquired through licenses.

The Company’s business model is subscription based as opposed to a model generating revenues at a specific title level. Content assets (licensed and produced) are predominantly monetized as a group and therefore are reviewed in aggregate at a group level when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized cost. If such changes are identified, the aggregated content library will be stated at the lower of unamortized cost or fair value. In addition, unamortized costs for assets that have been, or are expected to be, abandoned are written off. For a discussion of the accounting policies for content impairment write-down and management estimates involved therein, see “— Critical Accounting Policies and Estimates” below.

Further, our advertising and marketing expenditures and personnel costs constitute primary operating costs for our business. These costs may fluctuate based on advertising and marketing objectives and personnel needs. In general, we intend to focus marketing dollars on efficient customer acquisition. With respect to personnel costs, for the first several years of our existence, we invested heavily in engineering, marketing and programming staff to build the Company and its service offering. Beginning in 2019, however, we began to focus on sales staff and other revenue-generating personnel.

Results of Operations

The financial data in the following tables set forth selected financial information derived from our unaudited financial statements for the three and nine months ended September 30, 2020 and 2019 and shows our results of operations as a percentage of revenue or as a percentage of costs. We conduct business through one operating segment, CuriosityStream Inc.

Comparison of the three months ended September 30, 2020 and 2019.

	For the three months ended September 30,
	2020		2019		$ Change	% Change
	(unaudited)
	(in thousands)
Revenues:
Subscriptions	$4,382	50%	$2,538	53%	$1,844	73%
License fee	4,361	50%	2,253	47%	2,108	94%
Other	1	0%	-	0%	1	0%
Total Revenues	$8,744	100%	$4,791	100%	$3,953	83%
Operating expenses:
Cost of revenues	3,411	22%	1,946	13%	1,465	75%
Advertising and marketing	7,800	50%	9,410	63%	(1,610)	(17%)
General and administrative	4,286	28%	3,539	24%	747	21%
Total operating expenses	$15,497	100%	$14,895	100%	$602	4%
Operating loss	(6,753)		(10,104)		3,351	(33%)
Other income (expense)
Interest and other income (expenses)	101		475		(374)	(79%)
Loss before income taxes	(6,652)		(9,629)		2,977	(31%)
Provision for income taxes	41		30		11	37%
Net loss	$(6,693)		$(9,659)		$2,966	(31%)

Revenue

Revenue for the three months ended September 30, 2020 and 2019 was $8.7 million and $4.8 million, respectively. The increase of $4.0 million, or 83%, resulted primarily from a (i) $1.8 million increase in subscriber fees received, mainly from annual plans and (ii) $2.1 million increase in license fees received by us primarily from new third-party affiliate agreements in late 2019 which resulted from growth of our Bundled MVPD Business.

Operating Expenses

Operating expenses for the three months ended September 30, 2020 and 2019 were $15.5 million and $14.9 million, respectively. This increase of $0.6 million, or 4%, primarily resulted from the following:

Cost of Revenues: Cost of revenues for the three months ended September 30, 2020 increased to $3.4 million from $1.9 million for the three months ended September 30, 2019. Cost of revenues primarily includes content amortization, streaming delivery costs, payment processing costs and distribution fees and sales commission costs. The increase of $1.5 million is primarily due to higher content amortization expense of $0.9 million due primarily to timing and number of titles published in the three months ended September 2020 as compared to the same period in 2019. Prior to 2019, all content was fully amortized upon initial publication, and as such, amortization expense during the three months ended September 30, 2019 only related to titles that launched during that period subsequent to January 1, 2019. On January 1, 2019, the Company adopted the guidance in ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, and determined that it should no longer fully amortize its content library upon initial publication. The balance of the increase is due to increases in processing and distribution fees (increase of $0.1 million), streaming delivery costs (increase of $0.2 million) and sales commissions (increase of $0.1 million). The increase of cost of revenues is in line with the increase in revenue during the three months ended September 30, 2020.

Advertising & Marketing: Advertising and marketing expenses for the three months ended September 30, 2020 decreased to $7.8 million from $9.4 million for the three months ended September 30, 2019. This decrease of $1.6 million, or 17%, was due to a decrease in digital advertising of $2.8 million and a decrease of television advertising of $0.7 million offset by an increase of advertising through an MVPD distributor platform of $1.1 million and an increase of $0.6 million of other direct advertising through partners. Costs incurred support our customer acquisition strategy, utilizing a range of traditional marketing channels as well as digital channels such as Facebook, Google and YouTube. The decrease in advertising costs was due to efficiencies gained in spending levels while maintaining increased levels of subscriptions.

General and Administrative: General and administrative expenses for the three months ended September 30, 2020 increased to $4.2 million from $3.5 million for the three months ended September 30, 2019. This increase of $0.7 million, or 21%, was primarily attributable to $0.4 million for incremental salaries and benefits related to increased headcount, $0.3 million for annual bonus due to increased headcount in the plan, $0.2 million for incremental stock based compensation, offset by $0.2 million related to the PPP loan forgiveness. We expect to incur additional expenses in future periods as we continue to invest in corporate infrastructure to support public activities of CuriosityStream, including adding personnel and systems.

Operating Loss

Operating loss from operations for the three months ended September 30, 2020 and 2019 was $(6.8) million and $(10.1) million, respectively. The decrease of $3.3 million, or 33%, in operating loss resulted from the increase in revenue of $4.0 million, or 83%, offset by the increase in operating expenses of $0.6 million, or 4%, in each case during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

Interest and Other Income (expense)

Interest and other income (expense) for the three months ended September 30, 2020 decreased to $0.1 million from $0.5 million for the three months ended September 30, 2019. This was primarily due to a decrease in interest income as a result of the average invested amount decreasing during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019.

Provision for Income Taxes

Due to our loss from operations in each of the three months ended September 30, 2020 and 2019, we had a provision for income taxes of $41 thousand and $30 thousand, respectively. This increase of $11 thousand, or 37% was primarily due to an increase in foreign withholding tax expense as a result of the increase in contracts executed with third parties in foreign jurisdictions. The Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a benefit for either federal or state income tax purposes.

Net Loss

Net loss for the three months ended September 30, 2020 and 2019 was $(6.7) million and $(9.7) million, respectively. The decrease of $(3.0) million, or 31%, resulted primarily from the increase in revenues offset by the increase in operating expense, in each case during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019, as described above.

Comparison of the nine months ended September 30, 2020 and 2019.

	For the nine months ended September 30,
	2020		2019		$ Change	% Change
	(unaudited)
	(in thousands)
Revenues:
Subscriptions	$11,900	42%	$6,926	61%	$4,974	72%
License fee	16,355	58%	4,396	39%	11,959	272%
Other	5	0%	14	0%	(9)	(64%)
Total Revenues	$28,260	100%	$11,336	100%	$16,924	149%
Operating expenses:
Cost of revenues	10,748	21%	4,384	11%	6,364	145%
Advertising and marketing	28,673	56%	26,124	64%	2,549	10%
General and administrative	12,191	24%	10,388	25%	1,803	17%
Total operating expenses	$51,612	100%	$40,896	100%	$10,716	26%
Operating loss	(23,352)		(29,560)		6,208	(21%)
Other income (expense)
Interest and other income (expenses)	519		1,719		(1,200)	(70%)
Loss before income taxes	(22,833)		(27,841)		5,008	(18%)
Provision for income taxes	118		103		15	15%
Net loss	$(22,951)		$(27,944)		$4,993	(18%)

Revenue

Revenue for the nine months ended September 30, 2020 and 2019 was $28.3 million and $11.3 million, respectively. The increase of $16.9 million, or 149%, resulted primarily from a $4.1 million increase in subscriber fees received by us from Direct and Partner Direct Service subscribers for annual plans and a $0.9 million increase in corporate/partnership sales, partially offset by a decrease of monthly subscriber revenues of $0.9 million. The $12.0 million increase in license fees resulted primarily from a $7.9 million increase in revenue from Bundled MVPD partners due in part to new third-party affiliate agreements entered into during late 2019, and a $0.3 million increase in license fee affiliates, in each case as a result of an increase in the number of users and/or subscribers for our service, as well as a $3.8 million increase in license fees received by us related to program sales contracts.

Operating Expenses

Operating expenses for the nine months ended September 30, 2020 and 2019 were $51.6 million and $40.9 million, respectively. This increase of $10.7 million, or 26%, primarily resulted from the changes in the components of our operating expenses described below:

Cost of Revenues: Cost of revenues for the nine months ended September 30, 2020 increased to $10.7 million from $4.3 million for the nine months ended September 30, 2019. Cost of revenues primarily includes content amortization, streaming delivery costs, payment processing costs and distribution fees, commission costs and subtitling costs. This increase of $6.4 million is due primarily to the increase in content amortization of $4.3 million due to timing and number of titles published as well as $1.2 million of accelerated content amortization related to our program sales contracts in the nine months ended September 30, 2020 as compared to the same period in 2019. Prior to 2019 all content was fully amortized upon initial publication, and as such, amortization expense during the nine months ended September 30, 2019 only related to titles that launched subsequent to January 1, 2019. This change accounts for $3.5 million of the increase in cost of revenues. The balance of the increase in cost of revenue is due to increases in streaming delivery costs (increase of $0.7 million), processing and distribution fees (increase of $0.4 million), commission costs (increase of $0.4 million), and subtitling costs (increase of $0.4 million). The increase of cost of revenues is in line with the increase in revenue during the nine months ended September 30, 2020.

Advertising & Marketing: Advertising and marketing expenses for the nine months ended September 30, 2020 increased to $28.7 million from $26.1 million for the nine months ended September 30, 2019. This increase of $2.5 million, or 10%, was principally due to increased marketing to support subscriber growth on various social media platforms during the nine months ended September 30, 2020.

General and Administrative: General and administrative expenses for the nine months ended September 30, 2020 increased to $12.2 million from $10.4 million for the nine months ended September 30, 2019. This increase of $1.8 million, or approximately 17%, was principally due to incremental salaries, benefits and stock-based compensation related to increased headcount, offset by the recognized benefit from the PPP Loan of $1.2 million. We expect to incur additional expenses in future periods as we continue to invest in corporate infrastructure, including adding personnel and systems.

Operating Loss

Operating losses for the nine months ended September 30, 2020 and 2019 were $(23.4) million and $(29.6) million, respectively. The decrease of $6.2 million, or approximately 21%, in loss from operations resulted from the increase in revenue of $16.9 million, or 149%, offset by the increase in operating expenses of $10.7 million, or 26%, in each case during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, as described above.

Interest and Other Income (Expense)

Interest and other income (expense) for the nine months ended September 30, 2020 and 2019 decreased from $1.7 million to $0.5 million. This decrease of $1.2 million, or 70%, was primarily due to a decrease in interest income as a result of the average invested amount decreasing during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Provision for Income Taxes

Due to our loss from operations in each of the nine months ended September 30, 2020 and 2019, we had a provision for income taxes of $118 thousand and $103 thousand, respectively. This increase was primarily due to an increase in foreign withholding tax expense as a result of the increase in contracts executed with third parties in foreign jurisdictions. The Company’s provision for income taxes differs from the federal statutory rate primarily due to the Company being in a full valuation allowance position and not recognizing a benefit for either federal or state income tax purposes.

Net Loss

Net loss for the nine months ended September 30, 2020 and 2019 was $22.9 million and $27.9 million, respectively. The decrease of $5.0 million, or approximately 18%, resulted primarily from the increase in revenue, offset by a smaller increase in operating expenses, in each case during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, as described above.

Liquidity and Capital Resources

As of September 30, 2020, we had cash and cash equivalents, including restricted cash, of $8.4 million. For the nine months ended September 30, 2020, CuriosityStream incurred a net loss of $23.0 million and used $35.5 million of net cash in operating activities, while investing activities provided $35.7 million of net cash. There were net borrowings of $0.9 million from the line of credit as well as payments of $1.6 million of offering costs included in cash flows from financing activities during the nine months ended September 30, 2020.

From inception through the nine months ended September 30, 2020, we have financed our operations primarily through borrowings under a previously existing debt agreement with an affiliate of our founder and a previously existing debt agreement with a bank, and, for the period following November 2018, the net proceeds of our sale of Series A Preferred Stock in November and December 2018. Our primary sources of liquidity include cash flows from operations and borrowings under our Line of Credit Facility with a bank (the “Line of Credit”). This Line of Credit provides for borrowings of up to $4.5 million with interest-only monthly payments at a rate equal to the LIBOR Daily Floating Rate plus 2.25%. The Line of Credit carries an unused fee of 0.25% annually on all committed but unused capital, payable quarterly in arrears. The entire unpaid principal balance is due when the Line of Credit matures on February 28, 2021. The Line of Credit is collateralized by cash of $4.5 million that is held in restricted cash in current assets on the unaudited balance sheet.

Our principal uses of cash are to acquire content, promote our service through advertising and marketing, and provide for working capital to operate our business. We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate that we will continue to incur net losses. However, we raised approximately $49 million through our reverse merger with SWAG and associated PIPE investment and estimate that this will be sufficient to meet our liquidity needs through at least 2021.

Cash Flows

The following table presents our cash flows from operating, investing and financing activities for the periods indicated:

	For the nine months ended September 30,
	2020	2019
	(unaudited)
	(in thousands)

Net cash used in operating activities	(35,503)	(31,735)
Net cash provided by (used in) investing activities	35,718	(10,577)
Net cash used in financing activities	(660)	-
Net decrease in cash, cash equivalents and restricted cash	(445)	(42,312)

Cash Flow from Operating Activities

Cash flow from operating activities primarily consists of net losses, changes to our content assets (including acquisitions and amortization), and other working capital items.

For the nine months ended September 30, 2020 and 2019. During the nine months ended September 30, 2020 and 2019, we recorded a net cash outflow from operating activities of $35.5 million and $31.7 million, respectively, or an increased outflow of $3.8 million, or 12%. The increase in cash outflows used from operating activities was attributable to an increase of $4.3 million in our content investment (additions to content assets and change in content liabilities) from $10.8 million during the nine months ended September 30, 2019 as compared to $15.1 million during the nine months ended September 30, 2020, an increase in the change in our accounts receivable from $0.3 million during the nine months ended September 30, 2019 as compared to $4.0 million during the nine months ended September 30, 2020 due primarily to increased receivables from the program sales contracts, a reduction in accounts payable of $3.3 million during the nine months ended September 30, 2020 as compared to an increase in accounts payable of $1.5 million during the nine months ended September 30, 2019 which was primarily due to increased digital marketing investment, partially offset by a decrease in our net loss minus our content amortization and stock-based compensation, from $24.8 million during the nine months ended September 30, 2019 as compared to $14.6 million during the nine months ended September 30, 2020.

Cash Flow from Investing Activities

Cash flow from investing activities consists of purchases, sales and maturities of investments and purchases of property and equipment.

During the nine months ended September 30, 2020 and 2019, we recorded a net cash inflow from investing activities of $35.7 million and a net cash outflow from investing activities of ($10.6) million, respectively, or an increased inflow of $46.3 million. The increase in cash inflow from investing activities was due to less purchases and higher sales and maturities of investments.

Cash Flow from Financing Activities

During the nine months ended September 30, 2020, we recorded net cash outflow in financing activities of $0.7 million, which was attributable to borrowings under our line of credit with a bank, offset by related line of credit repayments and offering cost related to the merger agreement. There were no similar financing cash activities during the nine months ended September 30, 2019.

Capital Expenditures

Going forward, we expect to make expenditures for additions to our content assets, and purchases of property and equipment. The amount, timing and allocation of capital expenditures are largely discretionary and within management’s control. Depending on market conditions, we may choose to defer a portion of our budgeted expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe have the highest expected returns and potential to generate cash flow. Subject to financing alternatives, we may also increase our capital expenditures significantly to take advantage of opportunities we consider to be attractive.

Off Balance Sheet Arrangements

As of September 30, 2020, we had no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operation is based upon our financial statements, which have been prepared in accordance with U.S. GAAP. Certain amounts included in or affecting the financial statements presented in this offering memorandum and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results of operations and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Content Assets

The Company acquires, licenses and produces content, including original programming, in order to offer members unlimited viewing of factual entertainment content. The content licenses are for a fixed fee and specific windows of availability. Payments for content, including additions to content library and the changes in related liabilities, are classified within “Net cash used in operating activities” on the statements of cash flows.

The Company recognizes its content library (licensed and produced) as “Non-current content library, net” on the balance sheets. For licenses, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the liability when the license period begins, the cost of the title is known, and the title is accepted and available for streaming. For productions, the Company capitalizes costs associated with the production, including development costs, direct costs and production overhead.

Based on factors including historical and estimated viewing patterns, the Company generally amortizes the content library (licensed and produced) in “Cost of revenues” on the statements of operations on a straight-line basis over the shorter of each title’s contractual window of availability or estimated period of use, beginning with the month of first availability. The Company reviews factors impacting the amortization of the content library on an ongoing basis and will record amortization on an accelerated basis when there is more upfront use of a title, for instance due to significant program sales.

Revenue recognition

Subscriptions — O&O Service

The Company generates revenue from monthly subscription fees from its O&O Service. CuriosityStream subscribers enter into non-refundable, month-to-month or annual subscriptions with the Company. The Company bills the monthly subscriber on each subscriber’s monthly anniversary date and recognizes the revenue ratably over each monthly membership period. The annual subscription fees are collected by the Company at the start of the annual subscription period and are recognized ratably over the subsequent twelve-month period. Revenues are presented net of the taxes that are collected from subscribers and remitted to governmental authorities.

Subscription — App Services

The Company also earns subscription revenues through its App Services. These subscriptions are similar to the O&O Service subscriptions, but these subscriptions are generated based on agreements with certain streaming media players as well as with Smart TV brands and gaming consoles. Under these agreements, the streaming media player typically bills the subscriber directly and then remits the collected subscriptions to the Company, net of a distribution fee. The Company recognizes the gross subscription revenues when earned and simultaneously recognizes the corresponding distribution fees as an expense. The Company is the principal in these relationships as the Company retains control over service delivery to its subscribers.

Licensing — Affiliates

The Company generates license fee revenues from MVPDs such as Altice, Comcast and Cox as well as from vMVPDs such as Amazon and Sling TV (MVPDs and vMVPDs are also referred to as affiliates). Under the terms of the agreements with these affiliates, the Company receives license fees based upon contracted programming rates and subscriber levels reported by the affiliates. In exchange, the Company licenses its content to the affiliates for distribution to their subscribers. The Company earns revenue under these agreements either based on the total number of subscribers multiplied by rates specified in the agreements or based on fixed fee arrangements. These revenues are recognized over the term of each agreement when earned.

Licensing — Program Sales

The Company has distribution agreements which grant a licensee limited distribution rights to the Company’s programs for varying terms, generally in exchange for a fixed license fee. Revenue is recognized once the content is made available for the licensee to use.

The Company’s performance obligations include (1) access to its SVoD platform via the Company’s O&O Service and App Services, (2) access to the Company’s content assets, and (3) licenses of specific program titles. In contracts containing the right to access the Company SVoD platform, the performance obligation is satisfied as access to the SVoD platform is provided post any free trial period. In contracts which contain access to the Company’s content assets, the performance obligation is satisfied as access to the content is provided. For contracts with licenses of specific program titles, the performance obligation is satisfied as that content is made available for the customer to use.